Exhibit 99.1

NEWS RELEASE

TSX: SCY

August 8, 2023

NR 23-03

www.scandiummining.com

SCANDIUM INTERNATIONAL MINING REPORTS RESULTS FROM DRILLING PROGRAM AT NYNGAN SCANDIUM PROJECT

Reno, Nevada, August 8, 2023 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce the results of its recently completed air core drilling campaign at its Nyngan Scandium Project in New South Wales (NSW), Australia. The program consisted of 11 drillholes designed to delineate the western and northwestern edges of the already established mineral resource at the project.

Peter Evensen, CEO of Scandium International commented, “The 2023 drilling program is now complete. At the Honeybugle Exploration license, we found a near surface scandium enriched laterite formation at the Woodlong prospect which was the subject of a previous news release; at Nyngan the drilling results have better defined the western boundary of the existing resource and reserve that are the foundation of the 2016 Feasibility Study and are therefore adding to our knowledge of how to optimize development of the project when it goes into production. I would remind investors that the Nyngan Scandium Project has a mineral reserve of 1.43 million tonnes at 409 ppm scandium entirely in the limonite mineral lithology as part of a broader mineral resource of 16.9 million tonnes at 235 ppm scandium that also includes additional limonite along with saprolite mineralization.”

Peter continued, “The Company’s core focus remains unchanged from the strategic decision taken in the 2nd quarter of 2022 to pivot back to the portfolio of scandium assets – to maximize the value of this portfolio and be prepared for when the scandium market has developed sufficiently to require this material. We continue to engage with partners and customers to secure arrangements that will allow the Nyngan Project to move into production.”

Nyngan Scandium Project – Scandium grades of Limonite Lithology

Nyngan Scandium Project – Limonite Lithology Thickness

Nyngan Scandium Project – Overburden Thickness to Limonite Lithology

Qualified Person Statement

Mr. John Thompson, BE, FAusIMM and Vice President – Project Development, and a “Qualified Person” as defined in NI 43-101, has verified the data, by checking assay data against assay lab certificates, and has approved the technical information in this news release.

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)
Tel: (775) 335-9500

Harry de Jonge (Comptroller)
Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding the Offering, the use of proceeds, and closing of the final tranche of the Offering. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.